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September 18, 1995                                         VIA FEDERAL EXPRESS


Dear Sir:

I am enclosing with this letter an advanced copy of the Joint Proxy Statement in connection with our forthcoming Special Meeting of Stockholders scheduled for Monday, October 16, 1995 at the Holiday Inn Princeton. At that meeting, stockholders will be asked to approve a merger between CYTOGEN Corporation and Cellcor Inc.

I wanted to offer our perspective on this proposal as you review the Proxy Statement so that you better understand why we are seeking your support.

As I described in my April 11, 1995 letter to stockholders we are continuing to build Cytogen's business by focusing on three key strategies:

1. The efficient development and aggressive marketing and sales of existing products;

2. The leveraging of our core capabilities and experience in drug discovery, clinical development, regulatory affairs, and manufacturing; and

3.  The pursuit of additional strategic alliances.

The proposed merger reflects this focus and we encourage you to vote in favor of the merger.

The CYTOGEN Board of Directors considered a number of factors in assessing the proposed merger with Cellcor. I'd like to highlight some of the material factors that support this proposal:

1. The guaranteed investment in CYTOGEN by Hillman Medical Ventures partnership ("Hillman") of $12 million;
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September 18, 1995
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2.  All of the shares issued to Hillman will be required to be held for a period of not less than two years;

3. The nature of Cellcor's technology, which is expected to be complementary to CYTOGEN's technology, and the expected cash flow to be generated by this technology;

4. The combination of the two companies will allow them to consume cash at a lower rate than they would individually; and

5. Smith Barney's opinion that the terms of the merger and consideration to be received by CYTOGEN in the subscription offering were fair, from a financial point of view.


I appreciate the opportunity to present our perspective on this proposal. I urge you to read the enclosed joint Proxy/Prospectus carefully: your comments and questions are welcome. Please feel free to call the company at (609) 987-8221.

On behalf of the Board of Directors and the management of CYTOGEN, thank you for your continued support.

Sincerely,


Thomas J. McKearn
President and Chief Executive Officer